AGREEMENT

     Agreement is made this 1st day of November, 1999 between Delta Petroleum Corporation ("Delta" or "Company") and Aleron H.
Larson, Jr. and Roger A. Parker ("Larson and Parker").

     Whereas Larson and Parker have arranged for a loan of $2,816,851 from Grandhaven, LLC ("Grandhaven") to Delta and
Larson and Parker have each personally guaranteed the loan as required by Grandhaven; and

     Whereas the $2,816,851 loan proceeds are to be used by Delta to  acquire  interests  in  oil and gas properties  from  Whiting
Petroleum  Corporation  ("Whiting")  under  an  agreement   dated
October 13, 1999; and

     Now therefore in consideration of the above:

     1. Delta will assign a one percent (1%) overriding royalty interest to Aleron H. Larson, Jr., or his designee(s) and a one percent (1%) overriding royalty interest to Roger A. Parker, or his designee(s) in the property interests ("Whiting Interests") to be acquired by Delta under its October 13, 1999 agreement with Whiting. Each 1% overriding royalty interest will be proportionately reduced to the interest in each property acquired by Delta from Whiting. Assignment will be made in a form acceptable to Larson and Parker. Assignment will be made upon acquisition of each property interest provided that appropriate consents to such assignments have been obtained from third parties as may be required under various agreements to which Delta is a party or assignment will be made after such consents are no longer required. Until the assignment is made an amount equal to the net proceeds from each override will be paid to Messrs. Larson and Parker in the form of additional salary and/or bonuses.

     2. Notwithstanding the terms of the aforementioned note, Delta recognizes that because of the significant risk undertaken by Messrs. Larson and Parker in connection with this loan, and previous such loans aggregating $5,816,851 plus accrued interest, which risk is greatly disproportionate to their relatively small ownership interests in Delta, Messrs. Larson and Parker do not wish to be personally liable as either guarantors or lenders relating to these loans beyond December 1, 1999. Consequently, if financing in the form of equity or debt which effectively eliminates the personal liability of each of Messrs. Larson and Parker for the $2,816,851 loan from Grandhaven to Delta is not obtained by December 1, 1999, then Messrs. Larson and Parker will have the right to cause the Whiting Interests acquired under the October 13, 1999 agreement and the opportunity to acquire any additional Whiting properties to be assigned to them without the further consent of the board of directors of Delta or its shareholders. The assignment will be subject to the remaining balance owed upon the loan from Grandhaven. After such assignment the Company will have no interest in the properties and will not share in any revenues or expenses for the properties and will not share in any profits or losses from any subsequent sale or transfer of the properties.



                                   DELTA PETROLEUM CORPORATION


                              BY:  s/Aleron H. Larson, Jr.
                                    Authorized Officer



                                  s/Aleron H. Larson, Jr.
                                   Aleron H. Larson, Jr.


                                   s/Roger A. Parker
                                   Roger A. Parker